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
New York Mercantile Exchange 2003 Annual Report

Table of Contents

Letter from the Chairman and President
2

Door to Liquidity
6

Door to Opportunity
10

Door to Efficiency
12

Door to Innovation
16

Door to Security
20

Door to Distinction
24

Door to the Future
28

Board of Directors, Senior Staff, and
New York Mercantile Exchange Clearing Members
30

NYMEX Division Member Firms
31

COMEX Division Member Firms
32

Market Performance Charts
5, 9, 15, 19, 27, 31, and 32

Financial Information
Inside Back Cover



Welcome

The New York Mercantile Exchange, Inc., and NYMEX Holdings, Inc., made a grand entrance into 2003, launching the NYMEX ClearPortsm trading and clearing platform, reentering the power markets, and seeing metals activity cross thresholds of unprecedented activity - all of which combined with day-to-day market activity to build a portal to the Exchange's most successful year.

Exchange volume for the year reached a record of more than 139 million contracts marking the 17th record in 22 years.

The door of irrevocable change opened for the energy markets this year. Our arrival with a slate of futures contracts for basis and outright transactions in natural gas, crude oil, refined products, and electricity, along with the versatile NYMEX ClearPortsm trading and clearing platform, struck a chord with an energy trading sector that was still picking up the pieces from the financial devastation triggered by the Enron Corp. collapse two years ago. Participation in the new slate of electronic, financially settled products is robust and growing, showing that the market's flight to the liquidity, transparency, and financial security of the Exchange is not over by a long shot. The NYMEX ClearPortsm system enables buyers and sellers of energy to engage in competitive trading or allows them to conduct their transactions off of the Exchange and then submit them to the Exchange for clearing.

While the platform offers a reliable, secure method of clearing off-Exchange trades electronically, the new product slate is tightly bound to the trading floor because the settlements of the open outcry markets are used as a reference to settle most of the electronic markets.

Open outcry trading remains the heart and soul of the Exchange's energy and metals markets. New open outcry energy contracts were launched for electricity futures and a suite of average price options contracts. Gasoline futures, heating oil futures, and calendar spread options set records. The Exchange metals complex saw levels of interest unparalleled in its history as total COMEX Division futures and options contracts and COMEX Division futures surpassed records that had stood for 16 years, and gold futures volume broke the record that was set in 1982. Other COMEX Division records set in 2003 included total COMEX Division options, copper futures, aluminum futures, and gold options.

NYMEX Division seat values reached a high of $1.625 million during the year, setting five records along the way, and the price of a COMEX Division seat, adjusted for the 1981 split, represented a record-high valuation.

The year also saw periods of extreme market volatility that resulted from the preparations for war in Iraq along with a sudden deepening of winter weather late in the 2002/2003 season, and again early in the 2003/2004 season. The extra volume and the volatility were handled smoothly by both the clearing and compliance departments, reaffirming the strength of the Exchange systems in place as well as the excellent reliability and deep liquidity of this market forum.

The stockholders and entire membership should be proud of an extremely productive and successful year. Stockholders of record during 2003 received two dividend distributions - the first time a distribution was made since the demutualization of the Exchange - and a third dividend was announced at the end of the year.

We were also pleased to welcome the New York Board of Trade (NYBOT) to its new permanent home in the Exchange building. Since its trading floor and offices were destroyed in the atrocity of September 11, 2001, NYBOT had been trading from its back-up facility in Queens, New York. Consolidating the New York futures exchanges in a single facility made sense in the 1970s when we all moved to the World Trade Center, and the idea holds even greater potential for efficiency today.

It is also appropriate at this point to pause and take a look back. Twenty-five years ago, on November 14, 1978, a heating oil futures contract opened on the

Exchange's new trading floor at the World Trade Center. A grand total of 22 contracts had traded by the closing bell. Little did any of those pioneers dream that contract would become the world's first successful energy futures contract and that they had opened a door for the energy industry that over time would reveal the way to some of the most profound developments in business strategy, price risk management, and market analysis in any market.

This year, the Exchange unlocked achievements greater than anything envisioned that day - record volume, new products and venues, streamlined systems, new methods of concentrating risk management, and unprecedented financial security. No better evidence could stand as a testament to the hard work and leadership of the Exchange community and the hard-earned confidence of our customers and the markets at large.

        Vincent J. Viola                J. Robert Collins, Jr.
        Chairman of the Board           President



Door to Liquidity

Entering the doors of the trading floors of the New York Mercantile Exchange, Inc., in 2003, one could sense the intensity in the marketplace.

This was the most active year in Exchange history, with a total cleared volume of 139,037,043 contracts breaking the record of 134,223,757 contracts cleared on the Exchange in the previous year. It was an amazing performance which reflected a vigorous expansion of the Exchange's product base as it built on the 30% volume increase recorded during 2002.

Total volume included more than 6 million energy futures contracts cleared on the NYMEX ClearPortsm technology platform, opening a door to liquidity for the merchant energy sector as well as other segments of the energy market. The new clearing venue broke the credit logjam that had all but brought activity to a halt in merchant electricity and natural gas trading in the aftermath of the Enron Corp. collapse.

The electronic platform gives market participants the opportunity to conduct outright trades, or submit for clearing bilateral trades, in a slate of financially settled futures contracts that replicate the core specifications of popular over-the-counter (OTC) transactions.

Market participants can enter off-exchange transactions through NYMEX ClearPortsm without having to worry about first vetting the credit ratings of potential counterparties.

The steady growth of activity on the system demonstrates that issues of credit ratings and counterparty credit risk continued to be a major concern throughout the energy markets in 2003.

Metals activity shone in 2003 and several venerable trading records fell in the onslaught of trading. COMEX Division futures and options volume increased 39% to a total of 24.5 million contracts, surpassing the 16-year volume record of 21.5 million contracts set in 1987. COMEX Division futures volume was up 30% to 19.5 million contracts, breaking the record of 17.9 million contracts, also set in 1987, and COMEX Division options volume grew 96% to 4.9 million contracts, surpassing the record of 3.7 million contracts set in 1999.

Gold futures, one of the most widely watched economic indicators in the world, saw volume rise 36% to 12.2 million contracts, topping the record of 12.1 million contracts that had stood since 1982.

Metals trading records also included copper futures volume of 3.1 million contracts, exceeding the 2001 record of 2.9 million contracts; aluminum futures set a volume record of 107,490 contracts, breaking the record 74,000 contracts traded in 2002; gold options volume of 4.3 million contracts shattered the 1999 record of 2.8 million contracts; and aluminum options volume set a record of 2,679 contracts, exceeding the previous record of 642 contracts set in 1999.

The liquidity of the energy complex was also strengthened by the reintroduction of electricity futures to the trading floor with the launch of the monthly PJM Interconnection electricity futures contract in April. Electronically traded weekly and daily PJM contracts were introduced in June on NYMEX ClearPortsm.

The trio of PJM electricity contracts provides customers with unique opportunities for managing market risk. The contracts represent the first time that a physical commodity futures market has been divided into successively smaller blocks of time and allows market participants to slice their risk into ever finer increments.

The new electricity futures contracts hit a responsive chord with customers. The PJM monthly electricity futures contract traded and cleared or cleared a total of 141,623 contracts by the end of the year. Combined open interest in the PJM contracts and the three New York Independent System Operator zone contracts that were introduced in late 2002, and also trade on NYMEX ClearPortsm, totaled more than 40,000 contracts at year-end, confirming the solid demand for standardized and cleared electricity risk management instruments and the significant role that open outcry trade execution can play in that market.

Average price options were also introduced on the floor for crude oil, heating oil, and gasoline, offering an effective way to smooth market volatility.

Other Exchange-wide records included total futures volume of 113.6 million contracts breaking the record of 107.8 million futures contracts set in 2002. Total futures volume on NYMEX ACCESS(r) set a record of 5.9 million contracts, breaking the previous record of 4.9 million contracts set in 2002.

Annual volume records were also set in several energy markets, including:

     * Heating oil futures set a record of 11.6 million contracts, exceeding the record of 10.7 million contracts set in 2002.

     * Gasoline futures volume was a record 11.2 million contracts, breaking the record of 10.9 million contracts for 2002.

     * e-miNYsm energy futures trading was a record 392,913 contracts compared to 278,209 contracts traded during 2002, the first year of trading in the new contracts.

     * Calendar spread energy options volume set a record of 185,630 contracts, topping the 103,683 contracts traded in 2002, its first year of trading.

Seat values for the New York Mercantile Exchange continued to set records during the year. Five records were broken for NYMEX Division seats, culminating in the year high of $1.625 million in September.

A COMEX Division seat was sold on August 27 for $220,000, exceeding the previous record of $200,000 set on Feb 13, 1984. The all time record of a seat on the Commodity Exchange, Inc., was $350,000 on September 22, 1980. Since those seats were split into two shortly afterward, on February 4, 1981, the August 2003 sale marks a greater valuation.

The rising value of a COMEX Division seat is the acknowledgement by the marketplace of the liquidity and opportunity that resides in this metals trading forum, making it the world benchmark for precious metals, and the North American pricing indicator for base metals.

January:
* Exchange hosts Copper Club Reception
* Children's Holiday Party at Toys 'R Us
* Launch of NYMEX ClearPortsm
* Exchange of futures for swaps transactions reach 1 million

February:
* Big Apple Circus features act depicting the Exchange
* Exchange of options for options program made permanent



Door to Opportunity

Technology was a key to opportunity for the Exchange, its members, and customers this year, and the Exchange's capability in this area has come to be regarded as a core competency and key asset.

The NYMEX ClearPortsm platform, launched in January, lies at the core of the Exchange's systems plans.

The internet-based system played a central role in drawing business to the Exchange that a little more than a year earlier belonged almost exclusively to the over-the-counter (OTC) markets. The migration of business has had a significant impact on Exchange performance; cleared volume for the year was 6,004,276 contracts.

The collapse of Enron Corp. just before the turn of 2002, and the implosion of the merchant energy sector last year finally drove home to many OTC traders the potentially deep pitfalls of counterparty credit risk and the importance of cleared, liquid markets.

NYMEX ClearPortsm provides a trading interface for an extensive slate of approximately 60 futures contracts. The slate consists of basis and outright futures for natural gas, crude oil, refined products, coal, and electricity, many of which relate back to the Exchange's core open outcry energy futures markets. The price transparency and market integrity of the Exchange's open outcry futures contracts extends to the NYMEX ClearPortsm slate because the final prices of most of these new contracts are settled in whole or in part against the open outcry contracts.

Activity on the system gained solid traction during the year. Initially, the trading volume was concentrated in the natural gas outright and basis contracts, spreading to electricity, and then the petroleum contracts, particularly the West Texas Intermediate crude oil calendar swap futures and the crack spread swap futures.

To further expand the liquidity and market opportunities for this slate of contracts, the Exchange applied for and received permission from the Commodity Futures Trading Commission (CFTC) to allow independent floor traders to become eligible contract market participants for certain OTC energy markets.

The CFTC issued an order in February that granted independent floor traders permission to conduct OTC energy transactions for their own account as long as they have the appropriate guarantee from a clearing member to clear that transaction through the Exchange. Traders have taken the opportunity to participate and provide liquidity, resulting in a more efficient market. Commercial participants are benefiting from the additional liquidity these traders bring, enabling them to find counterparties to complete transactions.

March:
* New York Mercantile Exchange and New York Board of Trade hold lease signing ceremony
* Exchange featured in Mercedes ad
* 20th anniversary of crude oil contract
* War breaks out in Iraq
* Exchange extends NYMEX ACCESS(r) energy trading by a half hour



Door to Efficiency

The Exchange entered 2003 with the stated mission of becoming the most efficient marketplace for the energy and metals industries to do business, with a full range of services under a single umbrella - both to enhance its own competitive position and to add value for its customers.

The Exchange technology development efforts over the past year have all pointed toward the broader goal of consolidating all core applications onto a single platform, leading to greater efficiency for members, member firms, and customers, as well as the Exchange itself.

As part of NYMEX ClearPortsm, the Exchange is in the process of integrating the trade management system, price reporting system, and Clearing 21(r) on to the same Windows-based platform. The project required a rewrite and modernization of every major trading system application, but costs will be dramatically reduced for the outlays for equipment, maintenance, and daily operations. This functionality was undergoing quality assurance testing late in the year for a launch in February 2004.

The Exchange also began making available on a pilot basis a universal trade blotter which, for the first time, will give any trader, clearing member, or account owner a real-time view of the trades in his account from any Exchange venue - the floor, NYMEX ACCESS(r), or NYMEX ClearPortsm - consolidated on a single screen. The universal trade blotter is the first major step towards the long-sought goal of straight-through-processing, seamlessly moving trade and market data from the trading floor to the clearing systems and to the clearing members, and enhancing the operational efficiency of the Exchange's clearing firms.

The universal trade blotter screen will be a little less crowded during the coming year when NYMEX ACCESS(r), which was originally introduced in 1993 as an after-hours extension of the trading floor, will also be folded into NYMEX ClearPortsm, unifying all electronic trading functions as well as the back office tasks on a single technology platform.

In addition, the Exchange is moving forward on its development of a long-sought handheld wireless device for trade entry on the floor. During 2003, the Exchange developed a prototype, and has conducted pilot tests with live trades. When introduced commercially, the devices will be used in the NYMEX and COMEX Division trading rings to streamline data entry, allow instantaneous checking of out-trades, and eventually allow electronic order routing and a seamless interface for open outcry and electronically traded markets.

In another consolidation that has already led to efficiency for the trading community, all New York commodity markets were reunited under the same roof on September 2, when the New York Board of Trade (NYBOT) commenced trading on its new floor on the seventh floor of One North End Avenue. The location of both exchanges in a single facility has already begun to add to market liquidity and efficiency particularly for the many members and member firms that belong to both exchanges, which also share a number of joint customers.

NYBOT had been trading out of its backup facility in Long Island City, Queens, since September 2001, when its trading floor and offices were destroyed in the World Trade Center attack.

Bringing an entirely separate exchange with more than 1,000 trading floor personnel to the Exchange's facility was a monumental task. The planning and execution of the move involved more than a year of intensive work by the board, executive committee, and nearly every operational department. The job also entailed building entirely new booths and trading rings for the COMEX Division on its remaining half of the seventh floor.

Reuniting New York's commodity markets was a high profile event with New York Gov. George Pataki, New York City Mayor Michael Bloomberg, and other ranking government officials attending a ceremonial lease signing in February. In September, a press conference was conducted at the Exchange's facility with former Mayor Rudolph Giuliani, CFTC Chairman James Newsome; Empire State Development Corp. Chairman Charles Gargano; and New York City Economic Development Corp. President Andy Alper in attendance.

April:
* New York Board of Trade moves in staff
* After-hours propane trading extended to overnight
* Shanghai Futures Exchange visits
* Exchange launches PJM electricity futures contract
* Coal futures trading moves from open outcry to NYMEX ClearPortsm
* Exchange assigned AA+ rating by S&P

May:
* New York Mercantile Exchange Charitable Foundation hosts WFAN Radiothon
* Exchange holds first Derivatives Symposium
* NYMEX and COMEX Divisions clearinghouse consolidation finalized



Door to Innovation

The universe of energy price risk management is built around a group of standardized futures and options contracts with specifications that meet the needs of the broadest possible segment of the energy industry. The deep liquidity and excellent transparency of these markets forms the basis for all manner of specialized derivatives that have developed over the years in the OTC markets as well as on the Exchange, such as crack spread and calendar spread options contracts.

Development of these original contracts required a great deal of imagination and innovation, starting with the heating oil futures contract which celebrated its 25th anniversary in 2003. The same pioneering spirit that developed the market that traded 22 contracts on its first day is what has kept that contract sufficiently fresh and innovative to the point where heating oil futures set another annual record this year, when 11,581,670 contracts were traded.

The perpetuation of the innovative financial engineering capabilities of the Exchange was especially evident this past year as it took creative approaches to two new sets of energy contracts: the suite of PJM electricity futures contracts launched in April and June, and the series of average price options contracts introduced in November.

The PJM futures contracts divide the market for the same specific commodity into discrete blocks of time: The monthly contract trades via open outcry during the day and electronically on NYMEX ClearPortsm after hours, while weekly and daily segments are each represented by separate futures contracts which trade on NYMEX ClearPortsm. All three contracts can also be submitted solely for clearing. The monthly contract converts to a self-liquidating balance-of-month contract during the delivery month, a process that is unique among futures markets (other than the weekly PJM futures contract). At the end of the month prior to the delivery month, the PJM monthly contract ceases open outcry trading and the balance-of-month is traded electronically. Each subsequent trading day, a block of 40 megawatt hours is subtracted from the quantity of the contract and the daily settlement is based on the remaining days of the month. Likewise, the weekly contract converts to a balance-of-week contract during the contract week.

The PJM monthly futures contract is also unique in that the contract does not necessarily represent the same volume of electricity month to month. While each futures contract specifies a quantity of 40 megawatt hours per peak day, the total monthly electricity volume is predicated on the number of peak days per month, which means that the quantity of physical power represented by each futures contract will vary between 760 megawatt hours and 920 megawatt hours. In the case of the weekly contract, it too is adjusted for holiday weeks.

Average price, or Asian-style, options, introduced on November 7, offer an economical way to smooth out the effects of market volatility, and are primarily considered a hedger's tool. The new contracts trade via open outcry for crude oil, heating oil, and gasoline, and are cash-settled at expiration based on the average price of the front month of the underlying contract. The contracts underlying the APOs are the WTI crude oil calendar swap futures, New York harbor heating oil calendar swap futures, and the New York harbor unleaded gasoline calendar swap futures, which all trade on NYMEX ClearPortsm through the end of each calendar month. The swap futures, in turn, financially settle against the open outcry contracts for these commodities.

The world metals markets are highly competitive, and, in January 2004, the Exchange began allowing exchange of futures for swap (EFS) transactions in the

13th through 24th months of the copper futures contract as a three-year pilot program. As with the EFS transactions permitted for natural gas futures, the NYMEX ClearPortsm energy slate, and aluminum futures, EFS transactions will give market participants greater flexibility in managing positions while still enjoying the protection of the clearinghouse.

In an effort to offer increased flexibility while maintaining the integrity of the market, the Exchange took an innovative approach to monitoring activity in the copper and aluminum futures contracts.

The spot month position limits in the aluminum and copper futures contracts were increased with the condition that both limits would be automatically reduced if the price differential of the spot month contract and the next most active nearby month went into backwardation for three consecutive days. About two weeks later, the copper market went into backwardation and, after three days, the position limits were reduced. The backwardation of approximately 0.3-cent per pound lasted only for a few days. Prior position limits are only reinstated, however, after a review of market conditions.

The Exchange can also reduce the position limits for the copper and aluminum futures contracts if Exchange-warehouse stocks fall below certain levels.

The creativity demonstrated in designing this rule change is an example of the need for ongoing innovation in established products as part of the Exchange's market stewardship. In addition to the development of new financial products, the Exchange must continually be alert to the changes and challenges that arise in ensuring market integrity in a business environment which the markets for the underlying physical commodities are increasingly competitive and volatile.

June:
* Owners of Funny Cide visit Exchange
* Exchange finalizes MOU with Tokyo Commodity Exchange
* Senator Thad Cochran visits Exchange
* PAC event at the American Museum of Natural History raises more than $600,000
* Exchange launches daily and weekly PJM electricity futures
* Exchange holds inaugural base metals conference

July:
* NYMEX Holdings, Inc., distributes second dividend
* Quilt of Angels displayed at Exchange
* Exchange issues white papers supporting effort by Federal Energy Regulatory Commission to eliminate price reporting abuse



Door to Security

The Exchange has long been known throughout the energy and metals industries as the forum where the market price is always available and trading partners must meet certain standards of financial integrity.

The value of cleared transactions backed by a strong clearinghouse was forcefully reinforced to the energy industry during the collapse of the merchant trading sector. During the year, the Exchange took steps to further strengthen its highly respected clearing organization.

The financial strength of the clearinghouse and the Exchange's internal standards and safeguards were recognized by Standard & Poor's when it assigned the Exchange a long-term AA+, short-term A-1+ counterparty credit rating in April. The financial depth of the clearing members which gives them the ability to handle most market fluctuations were cited by S&P.

Shortly after the Exchange achieved this credit rating, a long-sought goal came to fruition in May when the NYMEX Division and COMEX Division clearing associations were consolidated into a single clearing organization, substantially strengthening the Exchange's financial guarantees.

The separate guarantee funds for each division were combined, approximately doubling to $130 million the reserve available in the event of a default by a clearing member on either division of the Exchange. This development, plus the rating from S&P, also enabled the Exchange to obtain a $100 million default insurance policy, adding yet another layer of protection. The insurance policy would come into play in the unlikely event of a default by a clearing member that depleted the entire guarantee fund.

The company took a proactive stance in the area of corporate governance by establishing a dedicated corporate governance department during the second half of 2002 and the creation of a corporate governance committee of the board in 2003.

The accomplishments of the corporate governance department in its first full-year of operation included facilitating the implementation of the legislative mandates of the Sarbanes-Oxley Act of 2002. This included designating an audit committee financial expert and adopting a code of ethics for the principal executive officer and the senior financial officers. The audit and compensation committees were structured the year before as independent committees, solely composed of public members of the board. The corporate governance committee consists of both public and non-public board members.

In addition, the compensation committee of the board adopted a charter which delineates procedures for independent public directors to determine the salary and bonus of board members and executive staff.

In the beginning of 2003, the compliance and clearing departments flawlessly handled the dramatic energy market volatility seen throughout the first quarter
- for example, light, sweet crude oil futures prices closed higher for 10 of the first 12 trading sessions in February. The reverse was evident in March when prices closed lower during nine of the 10 sessions leading up to the start of hostilities in Iraq on March 20 and for the following day. From March 18 to March 21, closing crude oil futures prices fell by a total of $8 per barrel.

There was also a renewed burst of winter in late February, and natural gas prices spiked over three days towards the end of the month, peaking at a record high futures price of $11.899 per mmBtu on February 25.

The high volatility and trading volume in the energy complex required heightened trade practice surveillance of trading floor activity for proper procedures and timely reporting of trade data, market surveillance of speculative and commercial activity and the relationship of futures to cash markets, and financial surveillance to ensure compliance with capital-based position limits and margin requirements. Numerous margin changes for energy futures contracts were made during the period, sometimes on consecutive business days.

In addition to maintaining the integrity of the market, particularly during highly volatile periods, the Exchange has a responsibility to its customers and the global marketplace as a whole to ensure the availability and reliability of its markets and pricing references. For the nearly four days that the Exchange was closed following the attack on the World Trade Center, for example, there was a noticeable contraction of liquidity in the cash energy markets because the transparency provided by the Exchange was absent. To prevent another extended closure of the markets, the Exchange has constructed a disaster recovery facility located outside the city that essentially reproduces the Exchange trading rings. The project was completed within four months by late 2002, and can support full trading operations should the Exchange building in lower Manhattan become inaccessible or operations there are otherwise disrupted. The facility has 10 trading rings, 625 trading booths, and approximately 2,500 telephone lines that would enable the Exchange to keep the markets open. The Exchange also consolidated its back up data-center operations at the facility, realizing a significant reduction in costs. The data centers are linked by high-capacity fiber connectivity, allowing fully synchronous communications between main and back-up systems. The massive undertaking was accomplished on schedule and under budget.

The disaster recovery site ultimately was not needed when a power outage crippled a vast area of the northeastern United States, including New York City, on August 14th and 15th, but the Exchange's business continuity plan that was expanded after the September 11 catastrophe, successfully met its first test.

The plan reflects an aggressive attitude towards business continuity, an approach that takes into account not just information systems and infrastructure but the entire operations of the Exchange, and that prepares every aspect of Exchange operations to continue to function. The Exchange is divided into 30 specific business units which each has its own continuity plans that can be deployed independently or in unison.

When the lights and computers briefly shutdown at One North End Avenue at 4:09 pm on August 14, and came back on less than a minute later, the transition was so seamless that many of those in the building did not realize that power from the grid had been lost and the facility was operating solely on its emergency generators, which can support the full electrical load of the Exchange for three or four days without refueling, and that period could be extended by eliminating power to non-essential areas.

When the magnitude of the power outage was realized, a decision was made not to resume electronic trading on NYMEX ACCESS(r) or NYMEX ClearPortsm until it could be determined that a significant number of participants would have the ability to trade on the systems. Both reopened at 10:30 PM that night, while the rest of the city was still dark, after contact had been made with a large number of individual participants and most of the larger trading firms, and ensured that they either had access to facilities with back-up generation or to trading desks outside the blacked out area. The NYMEX ClearPortsm clearing website opened earlier in the evening because it is designed to clear bilateral trades.

The crisis management team met hourly until 11 PM the night of August 14, and reconvened at 7 AM the next morning. Cots, blankets, and pillows were provided to members and staff who spent the night of August 14 at the building because they were necessary for the recovery plan or the functioning of the market, or because they had no way of getting home that night.

The caterer for the Exchange building prepared meals for hundreds of people - for dinner on the evening of August 14, and breakfast and lunch the following day.

The members and staff worked diligently on August 15 to resume open outcry trading, and to alleviate a shortage of personnel, many assisted in areas that were not their normal jobs.

On August 15, still running on back-up power, the Exchange was able to open the NYMEX and COMEX Division trading floors for abbreviated open outcry sessions in the morning. Power was not restored to the building until 3 PM that day.

The experiences of September 11, 2001, the buildup to the war with Iraq, and the blackout shows that the Exchange is the ultimate safe harbor. The marketplace relies on us for the liquidity and safeguards that instill the confidence to conduct business, and depends on the Exchange at the very least to be available to provide the transparency that makes efficient markets possible at all.

August:
* Blackout
* Stanley Cup on Exchange floor
* Blood drive
* Senator George Allen visits the Exchange
* Connecticut House Majority Leader James Amann visits the Exchange

September:
* New York Board of Trade begins trading in Exchange building
* September 11 anniversary
* Linux ad photographed on floor
* CFTC Commissioner Sharon Brown-Hruska, Nassau County Executive Tom Suozzi, and New York State Assemblyman Thomas DiNapoli visits the Exchange
* Exchange hosts Platinum Dinner



Door to Distinction

The Exchange has always played an active role in its community, both as a local business organization that helps support numerous charitable endeavors and as an integral member of the national financial services industry in the forefront of the debate regarding national and state legislation and regulatory matters.

Events of the past year, including the war in Iraq, the impact of severe weather on energy prices, and the strengthening of the metals markets, gave the Exchange additional prominence in Washington and in the media, as it added its voice in a meaningful way to the debate on various issues.

The membership's activist tradition in philanthropic endeavors and in government affairs reached new heights this year. The NYMEX Charitable Foundation's annual live and silent auction, its principal fund-raising event, exceeded all expectations when the fourth annual event raised a record $740,000 through individual contributions to help send children to summer camp and to fund other children's programs. Combining private contributions with the Exchange contribution of $1.25 million, the Foundation distributed nearly $2 million in 2003 to programs for the homeless, children, the elderly, and others in need.

The spring fund-raising effort by the Exchange political action committee netted a record $674,500, far exceeding the previous contribution record of $150,000.

As the Exchange strengthened its relationships with principal regulatory agencies and took an active role in the legislative process surrounding the federal energy bill, the final version of which awaited Senate passage at year-end, an increasing number of ranking members of Congress and influential politicians visited the Exchange in 2003, including Speaker of the House of Representatives J. Dennis Hastert (R-Illinois); House Minority Leader Nancy Pelosi (D-California); Sen. George Allen (R-Virginia), chairman of the National Republican Senatorial Campaign Committee; Sen. Evan Bayh (D-Indiana); Sen. Michael Crapo (R-Indiana); Sen. Jim Bunning (R-Kentucky); Rep. Jerold Nadler (D-New York); Rep. Tom Reynolds (R-New York); New York Assemblyman Thomas DiNapoli; New York State Senator Michael Balboni; Connecticut House of Representatives Majority Leader James Amann; and Nassau County (N.Y.) Executive Tom Suozzi.

Among the Exchange's accomplishments in government relations during the year, the Department of Energy's Energy Information Administration agreed to release key oil and natural gas inventory data during regular trading hours when all market participants would have an equal opportunity to act upon it. The U.S. Department of Interior's Minerals Management Service officially adopted the NYMEX Division light, sweet crude oil and natural gas futures contracts as the index for the collection of royalties from federal and Native American lands.

The Exchange was also successful in helping convince members of Congress to remove from the federal budget legislation the proposed transaction tax on futures and options trading, and not to repeal the 60/40 tax treatment for futures and options traders, both of which would have substantially raised taxes for Exchange members.

The Exchange hosted several visits and simulated trading sessions for staff members of key Congressional committees and members of Congress to educate them about the nature and purpose of the Exchange's markets. The first-hand look at trading helped the Congressional staff better understand the functioning of commodity markets and the Exchange's role.

As the Exchange saw a substantial increase in press coverage during the year primarily driven by preparations for the war in Iraq, surges of winter weather in early and late 2003, and the strength of metals trading, the Exchange floor increasingly became a key backdrop for regular daily and weekly broadcasts from the trading floor gallery by Bloomberg TV, CNN-fn, and CNBC. These networks and others frequently sent their own reporters to do stand-ups as market activity warranted, but also came to rely on a core group of Exchange traders to provide market analysis using an Exchange-operated camera.

Early in the year, as preparations for war were underway, the Exchange was featured in approximately a dozen TV reports a day for weeks, with print photographers and radio reporters also in the press gallery nearly every day for much of the first quarter. The media visiting regularly included German, Japanese, and Spanish outlets, with a broad range of press coverage in major international newspapers and broadcast media.

The Exchange and its products were also the subject of a feature that appeared on Continental Airlines' in-flight video news magazine shown on international and domestic flights between September and December. The two-minute segment discussed the range of products traded on the Exchange, its role as a source of market stability, and investment opportunities in the e-miNYsm energy futures contracts.

The Exchange also reached out to the public in a more fundamental way with its first educational derivatives symposium held in the spring. A diverse audience of more than 600 ran the gamut from individual investors to representatives of the automobile, chemical, and software industries as well as more traditional potential market participants. The three-day program featured 35 experts speaking on a wide range of topics including futures and options basics, energy and metals fundamentals, the role of the clearinghouse, and energy market regulation. Some of the more prominent speakers included renowned money manager and commodity trader Paul Tudor Jones II; legendary oil entrepreneur and corporate raider T. Boone Pickens; Dr. Ari Kiev, the psychiatrist who authored numerous best sellers including Trading in the Zone: Maximizing Performance with Focus and Discipline; and Dr. Mark S. Rzepczynski, president and chief investment officer of John W. Henry & Co., Inc.

Through its philanthropic community work, its participation in the debates on market issues of national importance, and the recognition of its role as the leading forum for the commodities traded by its membership and customers, the Exchange has achieved a reputation for thoughtful participation in a variety of issues that gives its views a particular credibility that extend far beyond the trading floor.

October:
* Exchange hosts Houston energy reception
* Spike Lee and Woody Harrelson visit the Exchange and film movie
* Exchange participates in CultureFest in Battery Park
* Traders pose for Exchange print ads
* Exchange loses one of its own in tragic Staten Island Ferry accident

November:
* 25th anniversary of heating oil futures
* Introduction of average price options
* Gold week
* 30 Five Towns ninth graders hold simulated trading session on weekend
* New York Mercantile Exchange Charitable Foundation auction raises record $740,000



Door to the Future

The performance of the Exchange during 2003 reflects the new realities of the marketplace, whether it is the flight of energy traders to the quality of cleared markets, the development of new contracts that bring ever more sophisticated risk management strategies to the Exchange and the safety of the clearinghouse, or even the development of a comprehensive disaster recovery plan because an unthinkable catastrophe actually occurred on our doorstep.

Many of the issues in the forefront of the news today are not going away. Corporate governance, market oversight, foreign competition, the strength of the economy, the volatility of energy and metals prices all have the power to profoundly affect our business in the coming year and for the longer-term.

Issues that are not even on the radar screen now are sure to arise as well and the Exchange stands well prepared to respond both in the marketplace of commerce, and in the marketplace of ideas.


The tools that will enable the Exchange to meet any challenge from a position of strength include:

        * First-class market oversight that assures participants of the fairness of our markets and pricing.

        * Leadership in the development of financial derivatives that will enable market participants to manage their risk ever more efficiently.

        * Leadership in the development of trading and clearing technology, making the processing of trades as efficient as possible even as volume continues to grow.

        * Liquidity that is representative of broad participation by the market participants.

        * Financial security that is represented by a clearinghouse is backed by the strongest names in the energy, metals, and financial services industries.

        * A strong voice in communal and public affairs.

Wherever these challenges lead, however sophisticated the markets become, the core values of the Exchange and its services will remain an extension of open outcry energy and metals futures and options markets. The trading floor provides the market transparency and price discovery upon which the world has come to rely.

As we step forward through the door to the future we can only guess where the adventure will take us in the fields of technology, financial engineering, or innovative means of managing risk. We can be assured, however, that the foundations upon which the Exchange stands - market transparency, efficiency, liquidity, integrity - will continue to provide the venue for participants in our markets to take advantage of the opportunities that are sure to arise in their wide-ranging and varied lines of business.

December:
* NYMEX Charitable Foundation dedicates Police Athletic League playroom and Jets Academy after-school program
* Miss New Jersey Jennifer Farrell visits the Exchange to support Safe Haven adoption
* Speaker of the House visits Exchange
* Senator Michael Crapo and Representative Tom Reynolds visit the Exchange
* Dr. Scholl's commercial shot on trading floor



Who's Who at the Exchange

Board of Directors

Vincent Viola, Chairman
Mitchell Steinhause , Vice Chairman

Stephen Ardizzone * Eric Bolling * Joseph Cicchetti * John Conheeney * Joel Faber * Melvyn J. Falis * Stephen Forman * Kenneth Garland * George Gero * David Greenberg * E. Bulkeley Griswold * Jesse Harte * Scott P. Hess * Steven Karvellas * Harley Lippman * Michel Marks * Kevin McDonnell * John L. McNamara * Gary Rizzi * Gordon Rutledge * Richard Schaeffer * Robert Steele * Michael Devaney, COMEX Governors Committee Chairman * John Hanemann, COMEX Governors Committee Vice Chairman

Senior Staff

J. Robert Collins, Jr., President * Christopher Bowen, General Counsel & Chief Administrative Officer * Madeline Boyd, Senior Vice President, Government Relations * Samuel Gaer, Chief Information Officer * Nachamah N. Jacobovits, Senior Vice President, Corporate Communications * Thomas F. LaSala, Senior Vice President, Compliance & Risk Management * Robert Levin, Senior Vice President, Research * Lewis A. Raibley, III, Senior Vice President, Finance & Chief Financial Officer * Stuart A. Smith, Senior Vice President, Operations * Charles Bebel, Vice President, Clearing Operations * Michael Campanelli, Vice President, COMEX Division Trading Floor Operations * Patrick Conti, Vice President, Facilities * Suellen Galish, Vice President & Counsel * George Henderson, Vice President, Floor Trade Data Entry & Systems * M. Dawn Lowe, Vice President, Membership Services * Barry Loyal, Vice President, Human Resources * Michael E. Lugo, Vice President, Internal Auditing * Arthur McCoy, Vice President, Financial Surveillance & Risk Management * Nancy Minett, Vice President, Compliance * Matthew Morano, Vice President, Technology Business Analysis * Joseph Raia, Vice President, Marketing * Brian Regan, Vice President & Counsel * Kenneth Shifrin, Vice President & Controller * Ellen Steuerer, Vice President, Financial Commitments and Contract Administration * Robin Zablow, Vice President, Corporate Governance

New York Mercantile Exchange Clearing Members

ABN AMRO, Inc. * Active Energy Traders, Inc. (N) * ADM Investor Services, Inc. * A.G. Edwards & Sons, Inc. * AIG Clearing Corp. * Banc of America Futures, Inc. * Banc One Capital Markets, Inc. * Barclays Capital, Inc. * Bear Stearns Securities Corp. * BNP Paribas Commodity Futures, Inc. * BP Corporation North America, Inc. (N) * BUCC Trading Corp. (N) (I) * Cargill Investor Services, Inc.
* Carr Futures, Inc. * Citigroup Global Markets Inc. * Credit Lyonnais Rouse
(USA), Ltd. *Deutsche Bank Securities, Inc. * FCStone, LLC * FIMAT USA, Inc. * Goldman, Sachs & Co. * HSBC Securities (USA), Inc * J.P. Morgan Futures, Inc. * Lehman Brothers, Inc. * Man Financial, Inc. * MBF Clearing Corp. * Merrill Lynch, Pierce, Fenner & Smith (I) * Morgan Stanley & Co., Inc. * NIC Holding Corp. (N) * Phibro Energy Clearing, Inc. * Pioneer Futures, Inc. * Prudential Financial Derivatives, LLC * R. J. O'Brien & Associates, Inc. * Rand Financial Services Inc. * Refco, LLC * Rosenthal Collins Group * SMW Trading Company, Inc. Sterling Commodities Corp. * Term Commodities, Inc. (N) * The Bank of Nova Scotia (C) * Triland USA, Inc. * UBS Securities, LLC * Warren Corporation, George E. (N)

(C) = COMEX Division Only; (I) = Inactive Clearing Member; (N) = NYMEX Division Only

NYMEX Division Member Firms

AAA Capital Management, Inc. * AIG Energy, Inc. * AIG International, Inc. * Amerada Hess Corp. * Banc of America, N.A. * Barclays Bank Plc. * Bluefin

Energy, L.L.C. * Britannic Trading Ltd. * Canadian Imperial Bank of Commerce * Cargill, Inc. * Chevron, U.S.A., Inc. * CHS, Inc. * Cinergy Marketing & Trading, L.P. * ConocoPhillips Company * Constellation Power Source, Inc. * Coral Structuring, L.L.C. * Credit Lyonnais SA * Deutsche Bank, A.G. * DRW Commodities, L.L.C. * Duke Energy Merchants, L.L.C. * Duke Energy Trading & Marketing, L.L.C. * Dynegy Marketing and Trade * El Paso Merchant Energy, L.P. * Engelhard Corp. * Entergy-Koch Trading, LP * ExxonMobil Oil Corp. * Fortum Oil & Gas, Oy * Glencore Ltd. * Glencore Commodities, Ltd. * Global Companies, L.L.C.
* Hess Energy Trading Co., L.L.C. * JAM Capital Corporation * J. Aron & Company
* JPMorgan Chase Bank * Knight Financial Products, L.L.C. * Koch Supply & Trading, LP * Kottke Associates, Inc. * Louis Dreyfus Corp. * Man Group Finance, Inc. * Marathon Ashland Petroleum, L.L.C. * Mirant Americas Energy Marketing L.P. * MIECO, Inc. * Morgan Stanley Capital Group Inc. * ONEOK Energy Marketing and Trading, L.P. * OMG AG & Co. KG * Phibro, Inc. * Plains Marketing L.P. * Reliant Energy Services, Inc. * Ronin Capital, L.L.C. * Sempra Energy Trading Corp. * Shell Oil Company * Spear, Leeds & Kellogg (I) * StatOil Marketing & Trading (US), Inc. * Sunoco, Inc. * Tewksbury Investment Fund, Ltd. * TOTSA Total Oil Trading S.A. * Transmontaigne Product Services, Inc. * Transworld Oil Ltd. * UBS AG * Valero Marketing & Supply Co. * Vitol Capital Management, Ltd. * Vitol S.A. * Vitol Refining Capital Management S.A.

COMEX Division Member Firms

ABS Company * AIG International, Inc. * Asarco, Inc. * Barclays Bank Plc. * Birch Brokerage Company, Inc. * Blue Capital Group L.L.C. * Bowery Capital, L.L.C.* * BUCC Trading Corp. * Canadian Imperial Bank of Commerce * Capital Management Execution Services, Inc. * CARR Futures, SNC * Chase Futures and Options, Inc. * Commerzbank International, S.A. * Credit Lyonnais Rouse Ltd. * Crown Commodities, Inc. * Deutsche Bank AG * Dresdner Bank AG * Emerald Trading Group, L.L.C. * Engelhard Corp. * Gerald Metals, Inc. * Glencore Ltd. * Great Lakes, Inc. * Great Lakes Trading Group, Inc. * Growth Management Capital Corp.
* H & M Trading Co. * * HSBC Bank USA * Hudson River Futures, L.P. * J. Aron & Company * J.D. Trading Co. * JPMorgan Chase Bank * Kachel, Spiller & Co. * Koch Supply and Trading, LP * Kottke Associates, Inc. * Legg Mason Wood Walker, Incorporated * Millennium Futures Group, Inc. * Mintz & Co. * Mitsui Bussan Commodities Ltd. * Mitsui & Co. Precious Metals, Inc. * MKS Finance S.A. * Morgan Stanley Capital Group, Inc. * N.M. Rothschild & Sons Ltd. * NYAM L.L.C. * Okato Shoji Co., Ltd. * Pan-Asia Futures Co., Ltd. * PB Financial Services, Inc.
* Phibro, Inc. * Prime International Trading, Ltd. * Sabin Commodities, Inc. * Sabin Metal Corporation * SG Cowen Securities Corp. * Societe Generale * Spear, Leeds, & Kellogg (I) * Standard Bank London * Sucden (UK) Limited * Sun Hung Kai Commodities Limited * Tahoe Futures, LLC * Tewksbury Investment Fund Ltd. * Tradelink L.L.C. * UBS AG * William J. O'Reilly, Inc. * York Commodities, Inc.

*Options Member Firm



Financial Information

This 10-K is also available electronically on the Exchange website at www.nymex.com or in hard copy format by calling 212-299-2777.

The New York Mercantile Exchange, Inc., has attempted, wherever possible, to make statements in good faith by using such words as anticipates, believes, expects, and words and terms of similar substance in connection with any discussion of its present and future operations within the industry. Any forward-looking statements made by, or on behalf of, the Exchange involve a number of risks, trends, uncertainties, and other factors which may cause actual results to differ materially, including the Exchange's receipt of the necessary Commodity Futures Trading Commission approval; timely performance and cooperative effort of exchange and technology partners; and changes in financial or business conditions at the Exchange.

The servicemarks NYMEX, NEW YORK MERCANTILE EXCHANGE, COMEX, and COMMODITY EXCHANGE are registered in the United States Patent and Trademark Office. These marks are owned directly or indirectly by the New York Mercantile Exchange, Inc.

e-miNY is a service mark of Chicago Mercantile Exchange and New York Mercantile Exchange pursuant to agreement. GLOBEX is a registered trademark of Chicago Mercantile Exchange Inc. E-mini is a service mark of CME.

New York
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New York, NY 10282-1101
212-299-2000



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